Exhibit 99.1


OPHTHALMIC IMAGING SYSTEMS                CONTACTS:               Gil Allon, CEO
221 Lathrop Way, Suite I                                      Ariel Shenhar, CFO
Sacramento, CA  95815                                             (916) 646-2020

                                           INVESTOR RELATIONS  Evan Smith, CFA /
                                                                    Erica Pettit
                                                                  KCSA Worldwide
                                                     212-896-1251 / 212-896-1248
                                                     FOR IMMEDIATE RELEASE




         OPHTHALMIC IMAGING SYSTEMS TO LAUNCH WINSTATION 3200(TM) AND W
      EBSTATION(TM) AT THE FIRST JOINT MEETING OF THE AMERICAN ACADEMY OF
                            OPHTHALMOLOGY (AAO) AND

                   THE EUROPEAN SOCIETY OF OPHTHALMOLOGY (SOE)

                                      - - -

             AAO and SOE Joint Meeting, New Orleans October 23 - 26


         SACRAMENTO, California, October 18, 2004. Ophthalmic Imaging Systems (the "Company") (OTCBB:OISI), a leading provider of ophthalmic digital imaging and informatics solutions, announced today that it will launch two new products at the first Joint Meeting of the American Academy of Ophthalmology (AAO) and the European Society of Ophthalmology (SOE) being held from October 23 to 26, 2004 in New Orleans, LA.

         Gil Allon, CEO of Ophthalmic Imaging Systems, commented, "The AAO conference is the most important commercial exhibition for us because many key decision-makers attend it to learn more about new innovations and trends in the ophthalmic industry. Launching OIS WinStation 3200(TM) and OIS WebStation(TM) will be our focus at the AAO and will provide additional attraction to our exhibit this year."

         OIS WinStation 3200 is an exciting new model of imaging system that offers substantially greater performance at a very attractive cost. The value propostion of WinStation 3200 far exceeds that of any other product on the market today. The new OIS WebStation offers on-line image and data storage and provides secure remote access for viewing ophthalmic images, a variety of tests, and reports. It is

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compatible with OIS imaging and EMR solutions, and offers
unparalleled ease of operation and workflow efficiency. WebStation is the final element of OIS' Ophthalmology Office(TM) solution, which offers seamless integration of digital imaging, EMR and practice management.

         The Company will exhibit at the first Joint Meeting of the American Academy of Ophthalmology (AAO) and the European Society of Ophthalmology (SOE) taking place at the New Orleans convention center from October 23 - 26, 2004 [Booth # 943].

         Ophthalmic Imaging Systems, a majority-owned subsidiary of MediVision, is the leading provider of ophthalmic digital imaging systems. The Company designs, develops, manufactures and markets digital imaging systems and informatics solutions for the eye care market. With over nineteen years in the ophthalmic imaging business, the Company has consistently introduced new, innovative technology. The Company, together with MediVision, co-market and support their products worldwide through an extensive network of dealers, distributors, and direct representatives.

STATEMENTS IN THIS PRESS RELEASE WHICH ARE NOT HISTORICAL DATA ARE FORWARD-LOOKING STATEMENTS WHICH INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES OR OTHER FACTORS NOT UNDER THE COMPANY'S CONTROL, WHICH MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM THE RESULTS, PERFORMANCE OR OTHER EXPECTATIONS IMPLIED BY THESE FORWARD-LOOKING STATEMENTS. THESE FACTORS INCLUDE, BUT ARE NOT LIMITED TO, THOSE DETAILED IN THE COMPANY'S PERIODIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.